EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
DECLARES 4-FOR-3 STOCK SPLIT

ACTION IS CONSISTENT WITH COMPANY’S LONG-TERM STRATEGY TO ENHANCE
SHAREHOLDER VALUE

DURANGO, Colorado (May 19, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today announced that its Board of Directors has approved a 4-for-3 stock split.

On May 18, 2005, the Board of Directors of Rocky Mountain Chocolate Factory, Inc. approved a four-for-three stock split that will be payable June 13, 2005 to shareholders of record at the close of business on May 31, 2005. Shareholders will receive one (1) additional share of Common Stock for every three (3) shares owned prior to the record date. After the stock split becomes effective, the Company will have approximately 6.2 million common shares outstanding.

“This 4-for-3 stock split, along with the cash dividend policy that was implemented approximately two years ago and the periodic payment of stock dividends, illustrates a strong commitment by management and the Board of Directors towards the long-term enhancement of shareholder value,” commented Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “We believe the expansion in public “float” that will result from the stock split will improve liquidity in the market and further broaden the appeal of RMCF shares to institutional investors.”

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of April 30, 2005 the Company and its franchisees operated 286 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554